Exhibit 10.36

March 30, 2007

Mr. Chuck Huebner

93 Nayatt Road

Barrington, RI  02806

Re:	Your Employment Agreement with Activision, Inc.
dated May 10, 2005 (the “Employment Agreement”)

Dear Chuck:

This letter confirms our agreement to amend the terms of the Employment Agreement in accordance with the provisions set forth below.  Capitalized terms not defined in this letter shall have the meanings ascribed to them in the Employment Agreement.

The specific amendments to the Employment Agreement are as follows:

1.         In fulfillment of all reimbursement, payment or other obligations of Activision pursuant to Paragraph 6(a) of the Employment Agreement, Activision agrees to pay you the net amount of $240,000, a sum that represents the mutually agreed upon projected relocation related expenses.  Activision further agrees to pay on your behalf the sum of $97,962.07.  This amount represents the estimated tax liability of the portions of the above referenced relocation costs that will potentially be considered taxable income and for which Activision has agreed to provide “gross-up” coverage. These amounts will be paid immediately upon your execution of this letter.  Upon payment of such amounts, Activision shall have no further obligations pursuant to Paragraph 6(a) of the Employment Agreement.

Except as specifically set forth above, the Employment Agreement shall remain unmodified and in full force and effect.

If the foregoing accurately reflects your understanding of the provisions of your Employment Agreement that are being amended pursuant to this letter, please so indicate by signing in the space provided below.

Very truly yours,

George Rose
General Counsel

ACCEPTED AND AGREED TO:

/s/ CHUCK HUEBNER
Chuck Huebner